Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Gabby Nelson	Jim Raabe
(763) 551-7460	(763) 551-7498
gabby.nelson@selectcomfort.com	investorrelations@selectcomfort.com

SELECT COMFORT ENTERS INTO NEW CREDIT AGREEMENT

THROUGH JUNE 2011;

CLOSES $10 MILLION INVESTMENT FROM STERLING PARTNERS

MINNEAPOLIS – (November 16, 2009) – Select Comfort Corporation (NASDAQ: SCSS), the nation’s leading bed retailer and creator of the SLEEP NUMBER® bed, today announced it has entered into an amended and restated credit agreement with its lenders.  The credit facility, which extends through June 30, 2011, provides an initial commitment of up to $55 million.

The company also stated it has received a $10 million investment from Sterling Partners pursuant to the terms of the previously announced Securities Purchase Agreement.  Sterling Partners invested $10 million in exchange for 2.5 million shares of the company’s common stock priced at $4.00 per share and warrants to purchase two million shares of the company’s common stock at an exercise price of $0.01 per share.

“The credit agreement and Sterling Partners investment represent an important milestone in our efforts to strengthen our balance sheet and increase our financial flexibility.  We believe they reflect growing confidence by investors and lenders in the future of Select Comfort,” said Bill McLaughlin, president and CEO, Select Comfort Corporation. “Since the beginning of the year, we have made substantial progress against our key priorities and have reported improved sales trends and profitability.  With this credit agreement and Sterling Partners investment, we have now addressed a key priority of improving our capital structure.  While we continue to pursue steps to further strengthen our capital position, we believe we have a solid foundation and look forward to building on our positive momentum.”

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Additional details of the amended and restated credit agreement are outlined in the company’s Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission.

About Select Comfort Corporation

Founded more than 20 years ago, Select Comfort was ranked the no. 1 bedding retailer in the United States for nine years running(i). Based in Minneapolis, the company designs, manufactures, markets and supports a line of adjustable-firmness mattresses featuring air-chamber technology, branded the Sleep Number® bed, as well as foundations and bedding accessories. SELECT COMFORT® products are sold through its approximately 400 company-owned stores located across the United States; select bedding retailers; direct marketing operations; and online at www.sleepnumber.com.

Forward-Looking Statements

Statements used in this news release relating to future plans, events, financial results or performance are forward-looking statements subject to certain risks and uncertainties including, among others, such factors as our ability to fund our operations through cash flow from operations or availability under our bank line of credit or other sources, and the cost of credit or other capital resources necessary to finance operations; the risk of non-compliance with financial covenants under our bank line of credit and the risk that we may not be successful in obtaining continuing waivers or other financial accommodations from our lenders; the potential need to obtain additional capital through the issuance of debt or equity securities, which may significantly increase our costs or dilute our existing shareholders, and the risk that we may not be successful in obtaining additional capital that may be needed; current general and industry economic trends; consumer confidence; the effectiveness of our marketing messages; the efficiency of our advertising and promotional efforts; consumer acceptance of our products, product quality, innovation and brand image; availability of attractive and cost-effective consumer credit options; execution of our retail store distribution strategy, including our ability to cost-effectively close under-performing store locations; our dependence on significant suppliers, and our ability to maintain relationships with key suppliers, including several sole-source suppliers; the vulnerability of key suppliers to recessionary pressures, labor negotiations, liquidity concerns or other factors; rising commodity costs and other inflationary pressures; industry competition; our ability to continue to improve our product line; warranty expenses; risks of pending and potentially unforeseen litigation; increasing government regulations,

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Select Comfort Enters into New Credit Agreement, Page 3 of 3 including new flammability standards for the bedding industry and new safety standards for consumer products, which have or will add product cost pressures and have or will require implementation of systems and manufacturing process changes to ensure compliance; the adequacy of our management information systems to meet the evolving needs of our business and evolving regulatory standards applicable to data privacy and security; our ability to attract and retain senior leadership and other key employees, including qualified sales professionals; and uncertainties arising from global events, such as terrorist attacks or a pandemic outbreak, or the threat of such events. Additional information concerning these and other risks and uncertainties is contained in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, and other periodic reports filed with the SEC. The company has no obligation to publicly update or revise any of the forward-looking statements in this news release.

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i Furniture/Today